Exhibit 99.2


  FROM:                              ON BEHALF OF:

  Robert W. Bloch International      Handy & Harman
  30 East 60th Street
  New York, NY  10022                Contact: Robert F. Burlinson
  212-755-8047                       Vice President and Treasurer
                                     914-925-4413

  FOR IMMEDIATE RELEASE:

              HANDY & HARMAN ANNOUNCES AGREEMENT TO ACQUIRE
                    OLYMPIC MANUFACTURING GROUP, INC.

  New York, NY -- January 24, 1997 ...Handy & Harman (NYSE: HNH) today announced the signing of a letter of intent to acquire Olympic Manufacturing Group, Inc., the leading domestic manufacturer and supplier of fasteners for the commercial roofing industry. Handy & Harman will purchase 100% of the shares of Olympic, which also sells other construction related fasteners, from a group of investors led by Saugatuck Associates, a private investment firm headquartered in Stamford, Connecticut for $53 million. In the twelve months ended December 30, 1996, Olympic, based in Agawam, Massachusetts, had sales of approximately $42.5 million.

  The transaction, which is expected to be completed on or about
  February 28, 1997, will be financed by utilizing existing unused credit facilities and the liquidation of a portion of the Company's precious metal inventories.

  In announcing the transaction, Handy & Harman Chairman, Richard N. Daniel commented, "Olympic has distinguished itself through the development of innovative new products, solid manufacturing capabilities and a strong technical sales and marketing organization. In the last five years sales and operating income have experienced double digit compound growth rates. We expect Olympic to continue to grow both internally and with add-on acquisitions. The acquisition is a continuation of Handy & Harman's strategy to invest in businesses with potential for significant future growth."

  Mr. Daniel continued, "We are particularly impressed with the Olympic senior management team which will remain with the Company. Olympic will become a wholly-owned subsidiary of Handy & Harman and be part of the Engineered Products segment."

  Handy & Harman is a diversified manufacturer providing engineered products, system components and precious metal fabrication for industry worldwide. Founded in 1867, the company is headquartered in New York.

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